STANDARD COMMERCIAL CORPORATION
                 COMPUTATION OF EARNINGS PER COMMON SHARE           EXHIBIT  11
             (In thousands, except share information; unaudited)

                                                             Third quarter ended        Nine months ended
                                                                December 31               December 31
                                                             1994          1993         1994         1993
PRIMARY EARNINGS PER COMMON SHARE
Income (loss) from continuing operations                     $296         $(412)       $(4,952)   $(20,861)
Less - ESOP preferred stock dividends net
 of tax                                                       121           121            363         363
Income (loss) from continuing operations
 applicable to common stock                                   175          (533)        (5,315)    (21,224)
Income from discontinued operations                            --           631             --         592
Cumulative effect of accounting changes                        --            --             --          23

Net earnings (loss) applicable to common stock                $175        $  98        $(5,315)   $(20,609)

Average number of common shares outstanding              8,619,884    8,537,603      8,588,566   8,525,976
Increase applicable to restricted stock awards                  --       24,439             --      22,486

Primary average shares outstanding                       8,619,884    8,562,042      8,588,566   8,548,462

Earnings (loss) per common share
 - from continuing operations                                $0.02       $(0.06)        $(0.62)     $(2.48)
 - from discontinued operations                                 --         0.07             --        0.07
 - cumulative accounting changes                                --           --             --          --
 - net                                                       $0.02        $0.01         $(0.62)     $(2.41)

FULLY DILUTED EARNINGS PER COMMON SHARE*
Income (loss) from continuing operations
 applicable to common stock   . .                             $175        $(533)       $(5,315)   $(21,224)
Add - after-tax interest expense on 7 1/4%
      convertible subordinated debentures                      825          825          2,475       2,475
    - dividends payable to ESOP assuming
      conversion to common stock                                --           26             26          91
Adjusted income (loss) from continuing operations            1,000          318         (2,814)    (18,658)
Income from discontinued operations                             --          631             --         592
Cumulative effect of accounting changes                         --           --             --          23

Net earnings (loss) applicable to common stock              $1,000         $949        $(2,814)   $(18,043)

Primary average shares outstanding                       8,619,884    8,562,042      8,588,566   8,548,462

Increase in shares outstanding assuming
 - conversion of 7 1/4% convertible
   subordinated debentures at November 13, 1991          2,126,348    2,126,348      2,126,348   2,126,348
 - conversion of ESOP convertible
   preferred stock at July 1, 1993                         262,871      262,871        262,871     262,871

Fully diluted average shares outstanding                11,009,103   10,951,261     10,977,785  10,937,681

Earnings (loss) per common share
 -  from continuing operations                               $0.09        $0.03         $(0.26)     $(1.70)
 -  from discontinued operations                                --         0.06             --        0.05
 -  cumulative accounting changes                               --           --             --          --
 -  net                                                      $0.09        $0.09         $(0.26)     $(1.65)


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*The calculations of fully diluted earnings per share for  all periods are
 antidilutive.   Therefore, no fully  diluted earnings per  share are shown on the face of the income statement.